EXHIBIT 23.4
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-149551, No. 333-148863, No. 333-148862 and No. 333-141793) on Form S-8 of Enstar Group Limited of our report dated March 18, 2009 with respect to the balance sheets of SPRE Limited as of December 31, 2007 and 2006 and the related profit & loss accounts, and reconciliations of movements in shareholders’ funds for both of the years then ended which appears in this Current Report on Form 8-K/A of Enstar Group Limited.
/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
March 18, 2009